Exhibit 10.10

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT is made and entered into as of March 16, 2009 (as may be amended from time to time in accordance with the terms set forth herein, this “Agreement”) by and among the following parties:

(a) The undersigned beneficial owners of, or holders of investment authority over (subject to the addendum attached hereto) (each, a “Consenting Noteholder,” and collectively, the “Consenting Noteholders”), the (i) 8% Senior Notes due 2014 (the “8% Notes”) issued by Primus Telecommunications Holding, Inc. (“Holding”) and guaranteed by Primus Telecommunications Group, Incorporated (“Group”), (ii) 5% Exchangeable Senior Notes due 2010 (the “5% Notes,” and together with the 8% Notes, the “Holding Notes”) issued by Holding and guaranteed by Group, and/or (iii) 14  1/4% Senior Secured Notes due 2011 (the “IHC Second Lien Notes”) issued by Primus Telecommunications IHC, Inc. (“IHC”) and guaranteed by Group, Holding and certain other subsidiaries of Group (the Holding Notes and the IHC Second Lien Notes referred to in clauses (i), (ii) and (iii) collectively referred to as the “Notes”); and

(b) Group, Holding, IHC and Primus Telecommunications International, Inc. (“PTII”) (Group, Holding, IHC and PTII collectively, the “Debtors”) (the Debtors, each of the foregoing Consenting Noteholders and any subsequent person that becomes a party hereto as a Consenting Noteholder (pursuant to the Joinder attached hereto as Exhibit B), a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, each Consenting Noteholder is the beneficial holder of a Claim, as that term is defined in section 101(5) of title 11 of the United States Code (each, a “Claim,” and collectively, the “Claims”);

WHEREAS, the Debtors have determined that a prompt restructuring concerning or impacting, inter alia, the Notes and related Claims evidenced thereby pursuant to the terms of this Agreement and the term sheet attached hereto as Exhibit C (the “Plan Term Sheet”) would be in the best interests of its creditors and shareholders (such restructuring being, the “Restructuring”);

WHEREAS, the Parties intend to implement the Restructuring through a confirmed plan of reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), the form and substance of which shall be reasonably satisfactory to the Debtors and the holders of more than a majority of the aggregate outstanding principal amount of the Claims held by each of (i) the Consenting Noteholders that hold the Holding Notes (the “Requisite Holding Noteholders”) and (ii) the Consenting Noteholders that hold the IHC Second Lien Notes (the “Requisite Second Lien Noteholders”);

WHEREAS, in order to implement the Restructuring, the Debtors have agreed, subject to the terms and conditions of this Agreement, (i) to prepare and file (a) a plan of reorganization that is consistent in all material respects with this Agreement and the Plan Term Sheet, and which shall be in form and substance reasonably acceptable to the Requisite Holding Noteholders and the Requisite Second Lien Noteholders (such plan of reorganization together with all exhibits thereto, the “Plan”) in cases filed under chapter 11 of the Bankruptcy Code by the Debtors (the “Chapter 11 Cases”) and (b) a disclosure statement that is consistent in all material respects with the terms of the Plan and the Restructuring, and which shall be in form and substance reasonably acceptable to the Requisite Holding Noteholders and the Requisite Second Lien Noteholders (the “Disclosure Statement”), and (ii) to use commercially reasonable efforts to have the Disclosure Statement approved and the Plan confirmed by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) pursuant to an order confirming the Plan which shall be in form and substance reasonably acceptable to the Requisite Holding Noteholders and the Requisite Second Lien Noteholders (the “Confirmation Order”);

WHEREAS, the Parties have engaged in good faith negotiations with the objective of reaching an agreement with regard to the Restructuring;

WHEREAS, each Consenting Noteholder has reviewed, or has had the opportunity to review, this Agreement and the Plan Term Sheet with the assistance of professional legal advisors of its own choosing; and

WHEREAS, each Consenting Noteholder desires to support and vote to accept the Plan, and the Debtors desire to support and pursue the Plan, in each case subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the promises, mutual covenants and agreements set forth herein and for other good and valuable consideration, the Parties agree as follows:

AGREEMENT

Section 1. Agreements of the Consenting Noteholders.

1.1	Ownership.

Each Consenting Noteholder represents, severally and not jointly that, as of the date hereof:

(a)	it is the legal owner, beneficial owner and/or holder of investment authority over, and has the full power to vote, dispose of and compromise, the aggregate principal amount of each series of Notes set forth opposite such Consenting Noteholder’s name on the signature pages hereof, and the registered holder and the custodial party for such Consenting Noteholder’s Notes are set forth on Exhibit A hereto (which Exhibit A shall remain confidential unless disclosure is required by court order or such Consenting Noteholder consents); and

(b)	to the actual knowledge of such Consenting Noteholder, there are no other Claims of which it is the legal owner, beneficial owner and/or investment advisor relating to the Debtors unless such Consenting Noteholder does not possess the full power to vote and dispose of such Claims.

1.2	Voting by Consenting Noteholders.

As long as a Termination Event (as defined herein) has not occurred, or has occurred but has been duly waived or cured in accordance with the terms hereof, and provided that each Consenting Noteholder has been properly solicited pursuant to sections 1125 and 1126 of the Bankruptcy Code, each Consenting Noteholder agrees (x) to cast all votes to which it is entitled with respect to its Claims in favor of the Plan in accordance with the voting procedures described in the Disclosure Statement and all other solicitation materials distributed in connection therewith; (y) to the extent such election is available, not elect on its ballot to preserve Claims in respect of the Notes, if any, that such Consenting Noteholder may own that may be affected by any releases provided for under the Plan; and (z) not withdraw or revoke its acceptance unless the Plan is modified in any respect in a manner inconsistent with the Plan Term Sheet (other than modifications that are immaterial to such Consenting Noteholder), or this Agreement is terminated in accordance with its terms. Anything in this Agreement to the contrary notwithstanding, each Consenting Noteholder hereby acknowledges and agrees that all Notes owned by such Consenting Noteholder are subject to the terms and conditions of this Agreement (whether or not such Notes are listed and/or described on Exhibit A hereto or Annex II to a Joinder Agreement) and no Consenting Noteholder shall be permitted to exclude any portion of its Notes from the terms of this Agreement.

1.3	Support of Plan.

(a)	Support of the Restructuring. As long as a Termination Event has not occurred, or has occurred but has been duly waived or cured in accordance with the terms hereof, each of the Consenting Noteholders agrees that, by having executed and become party to this Agreement, it will instruct its counsel to take, or instruct its counsel to cause to be taken, all actions reasonably necessary to facilitate, encourage or otherwise support the Restructuring and the transactions contemplated by the Plan Term Sheet, and that it otherwise will not take, or cause to be taken, directly or indirectly, any action opposing, inconsistent with, or that would otherwise delay the consummation of the Restructuring or the transactions contemplated by the Plan Term Sheet. Without limiting the generality of the foregoing, and subject to the last paragraph of this Section 1.3(a), each Consenting Noteholder agrees that it will,

(i)	not directly or indirectly seek, solicit, participate in, support or vote in favor of any other plan, termination of the Debtors’ exclusive right to file and solicit acceptances of a plan of reorganization, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Debtors that would reasonably be expected to prevent, delay or impede the restructuring of the Debtors as contemplated by the Plan Term Sheet, the Plan or any other document filed in connection with confirming the Plan that is not inconsistent with this Agreement or the Plan Term Sheet (collectively, an “Alternative Transaction”);

(ii)	not directly or indirectly (i) engage in, continue or otherwise participate in any negotiations regarding any Alternative Transaction, (ii) enter into a letter of intent, memorandum of understanding, agreement in principle or other agreement relating to any Alternative Transaction or (iii) withhold, withdraw, qualify or modify its approval or recommendation of this Agreement, the Plan, the Plan Term Sheet, or the Restructuring;

(iii)	[Intentionally Deleted]

(iv)	not oppose the Debtors’ request for the entry of customary “first day” orders, so long as such “first day” orders are in form and substance reasonably acceptable to the Requisite Holding Noteholders and the Requisite Second Lien Noteholders (“the “First Day Orders”);

(v)	support entry of an order approving the Disclosure Statement;

(vi)	support confirmation of the Plan and entry by the Bankruptcy Court of the Confirmation Order;

(vii)	support the release provisions contained in the Plan;

(viii)	execute and deliver customary letter(s), in form and substance reasonably acceptable to the Debtors, for distribution to holders of the Notes, stating that such Consenting Noteholder supports and has committed to vote to approve the Plan;

(ix)	not object to or otherwise commence any proceeding opposing or proposing to alter any of the terms of this Agreement, the Plan Term Sheet, the Disclosure Statement or the Plan; and

(x)	not knowingly encourage any other entity to object to, delay, impede, appeal or take any other action, directly or indirectly, to interfere with the implementation of the Plan.

Anything in this Section 1.3(a) or elsewhere in this Agreement to the contrary notwithstanding, nothing contained herein or in the Plan Term Sheet shall: (A) limit the ability of a Consenting Noteholder to consult with other Consenting Noteholders or the Debtors; (B) limit the rights of a Consenting Noteholder under any applicable bankruptcy, insolvency, foreclosure or similar proceeding (including the Chapter 11 Cases), including, without limitation, appearing as a party in interest in any matter to be adjudicated concerning the Debtors or any of their respective assets or properties so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with the Consenting Noteholder’s obligations hereunder; (C) limit the ability of a Consenting Noteholder to sell or enter into any transactions in connection with the Notes or any other Claims of such Consenting Noteholder, subject to Section 1.5 hereof; or (D) limit the rights of any Consenting Noteholder under the indenture or any other documents or agreements governing or evidencing the Notes or other Claims of such Consenting Noteholder (collectively, the “Note Documents”), or constitute a waiver or amendment of any provision of any of the Note Documents.

(b)	Agreement to Forbear. Each Consenting Noteholder agrees that until this Agreement has been terminated in accordance with the terms herein, it shall not (i) take any action or otherwise pursue any right or remedy under the Note Documents, including claims against any non-Debtor issuer, guarantor or otherwise liable party under the Note Documents, or (ii) initiate or at the instruction of such Consenting Noteholder have initiated on its behalf, any litigation or proceeding of any kind with respect to the Holding Notes or the IHC Second Lien Notes, including actions against any non-Debtor issuer, guarantor or otherwise liable party under the Note Documents, other than to enforce this Agreement.

(c)	Committee Matters. Notwithstanding anything contained in this Agreement to the contrary, (i) the Parties shall be permitted to become members of, and interact with, any committee of creditors appointed in the Chapter 11 Cases (a “Committee”) and (ii) if a Consenting Noteholder is appointed to, and serves on a Committee, the terms of this Agreement shall not be construed to limit the Consenting Noteholder’s exercise of its fiduciary duties solely in its role as a member of such Committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that serving as a member of such Committee shall not relieve such Consenting Noteholder (in its capacity as a Consenting Noteholder and not in its capacity as a member of such Committee) of its obligations under this Agreement unless such obligations are inconsistent with its duties as a member of a Committee; provided, further, that nothing in this Agreement shall be construed as requiring any Consenting Noteholder to serve on any Committee.

1.4	Further Acquisition of Claims.

Nothing in this Agreement shall be deemed to limit or restrict the ability or right of a Consenting Noteholder to acquire any additional Notes (“Additional Notes”) or other claims against or interests in the Debtors or any affiliates of the Debtors; provided, however, that in the event a Consenting Noteholder acquires any such Additional Notes (or other claims or interests) after the date hereof, such Additional Notes (and any other claims or interests) shall immediately upon such acquisition become subject to the terms of this Agreement. Notwithstanding the foregoing, each Consenting Noteholder, as applicable, acknowledges and agrees that it remains subject to and bound by any standstill or similar provisions (“Standstill Provisions”) contained in any confidentiality agreement (each, a “Confidentiality Agreement”) executed by the Debtors (or any one of them), on the one hand, and such Consenting Noteholder, on the other, in accordance with the terms of such Confidentiality Agreement unless such Standstill Provisions have been terminated or expired in accordance with the terms of the Confidentiality Agreement.

1.5	Transfer of Claims, Interests and Securities.

Each of the Consenting Noteholders hereby agrees, for so long as this Agreement has not been terminated (such period, the “Restricted Period”), not to directly or indirectly, (i) sell, assign, transfer, pledge, hypothecate or otherwise dispose of any of its Notes or Claims or any option, right or interest (voting, participation or otherwise) therein or (ii) grant any proxies, deposit any of its Notes in a voting trust or enter into a voting agreement with respect to any of its Notes or Claims (each such transfer, a “Transfer”), provided, however, that, notwithstanding the foregoing, and subject to the Standstill Provisions (if any) contained in any existing Confidentiality Agreement that have not been terminated or expired in accordance with the terms of such Confidentiality Agreement, a Consenting Noteholder may Transfer its Notes or Claims if (a) the transferee thereof is a Consenting Noteholder or (b) if the transferee thereof is not a Consenting Noteholder, (i) executes and delivers to the Debtors a Joinder and (ii) delivers such Joinder to Group before the close of five (5) business days after the relevant Transfer (each such transferee becoming, upon the Transfer, a Consenting Noteholder hereunder). Group, Holding and IHC, as appropriate, shall promptly acknowledge any such Transfer in writing and provide a copy of that acknowledgement to the transferor. By their acknowledgement of the relevant Transfer, Group, Holding and IHC, as appropriate, shall be deemed to have acknowledged that their obligations to the Consenting Noteholders hereunder shall be deemed to constitute obligations in favor of the relevant transferee as a Consenting Noteholder hereunder.

1.6	Representations of the Consenting Noteholders.

Each Consenting Noteholder represents, severally and not jointly that, as of the date hereof:

(a)	it has full power to vote, dispose of and compromise the aggregate principal amount of its Claims;

(b)	such Consenting Noteholder, or the holder for whom it acts as investment advisor or manager, is either (i) a “Qualified Institutional Buyer” as defined in Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) an “Accredited Investor” (as such term is defined in subparagraph (1), (2), (3) or (7) of Rule 501 promulgated under the Securities Act);

(c)	the financial situation of such Consenting Noteholder is such that it can afford to bear the economic risk of holding the Distributable New Equity and Holding Warrants (as such terms are defined in the Plan Term Sheet) (collectively, the “New Securities”);

(d)	the knowledge and experience of such Consenting Noteholder in financial and business matters is such that it, together with its advisors, is capable of evaluating the merits and risks of the investment in the New Securities;

(e)	such Consenting Noteholder understands that the New Securities are a speculative investment that involve a high degree of risk of loss of its investment therein, that there may be substantial restrictions on the transferability of the New Securities and, accordingly, it may not be possible to liquidate such Consenting Noteholder’s investment;

(f)	in making its decision to invest in the New Securities hereunder, such Consenting Noteholder has relied upon independent investigations made by such Consenting Noteholder and, to the extent believed by such Consenting Noteholder to be appropriate, such Consenting Noteholder’s representatives, including such Consenting Noteholder’s own professional, tax and other advisors;

(g)	such Consenting Noteholder and its representatives, if any, have received and reviewed this Agreement and all exhibits hereto, and have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Group, Holding and IHC and their representatives concerning the terms and conditions of the investment in the New Securities;

(h)	it has been advised by Group that (i) the offer and sale of the New Securities has not been registered under the Securities Act, (ii) the offer and sale of the New Securities is intended to be exempt from registration pursuant to section 1145 of the Bankruptcy Code, and (iii) there is no established market for the New Securities and such a public market for the New Securities may not be established in the foreseeable future; and

(i)	it is familiar with Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Section 2. Agreements of the Debtors.

2.1	Implementation of the Plan.

To implement the Plan Term Sheet, the Debtors hereby agree to use their commercially reasonable efforts to:

(a)	effectuate and consummate the Restructuring on the terms contemplated by this Agreement, the Plan Term Sheet and the Plan;

(b)	file the Plan and the Disclosure Statement with the Bankruptcy Court on or before 5 days after the date on which the Debtors file the Chapter 11 Cases with respect to the Restructuring in the Bankruptcy Court (the “Petition Date”), or such later date as may be mutually agreed upon by Group and by each of (i) the Requisite Holding Noteholders and (ii) the Requisite Second Lien Noteholders (the “Filing Date”);

(c)	obtain entry by the Bankruptcy Court of an order approving the Disclosure Statement on or before 40 days following the Filing Date, or such later date as may be mutually agreed upon by Group and by each of (i) the Requisite Holding Noteholders and (ii) the Requisite Second Lien Noteholders;

(d)	solicit the requisite acceptances of the Plan in accordance with section 1125 of the Bankruptcy Code on or before 75 following the Filing Date, or such later date as may be mutually agreed upon by Group and by each of (i) the Requisite Holding Noteholders and (ii) the Requisite Second Lien Noteholders;

(e)	move the Bankruptcy Court to enter the Confirmation Order on or before 90 days following the Filing Date, or such later date as may be mutually agreed upon by Group and by each of (i) the Requisite Holding Noteholders and (ii) the Requisite Second Lien Noteholders; and

(f)	take no actions materially inconsistent with this Agreement, the Plan Term Sheet and the Plan or the expeditious confirmation and consummation of the Plan;

provided, however, that the Debtors shall have distributed such documents referenced in this Section 2.1 (which shall include the Plan, the Disclosure Statement and the Confirmation Order), the First Day Orders, and any documents, motions and orders that are material to the Restructuring and the Chapter 11 Cases, and which shall not include any documents, motions and orders that are immaterial or primarily covering case administration issues, and afforded reasonable opportunity for comment and review to the respective legal and financial advisors for the Consenting Noteholders in advance of any filing thereof. The Debtors shall not seek to implement any transaction or series of transactions that would effect a restructuring of the Debtors on terms other than the terms set forth in this Agreement and the Plan Term Sheet.

2.2	The Debtors’ Fiduciary Obligations.

Notwithstanding anything to the contrary contained in this Agreement:

(a)	any directors or officers of the Company (in such person’s capacity as a director or officer of the Company) may take any action to the extent such person reasonably believes (after consultation with outside legal counsel) such action is required to comply with his or her fiduciary obligations under applicable law (including but not limited to any obligations to creditors, after consultation with such creditors and good faith consideration of such creditors’ position), and such action shall not be deemed to constitute a breach of the terms of this Agreement.

(b)	the Debtors may terminate their obligations under this Agreement by written notice to the Consenting Noteholders if the Debtors, in good faith exercise of their business judgment, and after consulting with outside counsel, determine that there is a sufficient risk of non-performance by the Debtors with respect to the financial obligations contemplated under the Plan Term Sheet and the Plan such that the Plan is no longer in the best interests of the Debtors’ estates.

Section 3. Plan Term Sheet.

The Plan Term Sheet is incorporated herein by reference and is made part of this Agreement. Each of the Debtors and the Consenting Noteholders has reviewed, or has had the opportunity to review, the Plan Term Sheet and, by signing below, agrees and acknowledges that it is acceptable to and is approved by such Debtor or Consenting Noteholder. Capitalized terms used herein without definition shall have the meanings ascribed to any such terms in the Plan Term Sheet, and capitalized terms used in the Plan Term Sheet without definition shall have the meanings ascribed to any such terms in this Agreement. The general terms and conditions of the Restructuring are set forth in the Plan Term Sheet; provided, however, that the Plan Term Sheet is supplemented by the terms and conditions of this Agreement. In the event of any inconsistencies between the terms of this Agreement and the Plan Term Sheet, the Plan Term Sheet shall govern.

Section 4. Mutual Representations and Warranties.

Each of (i) the Consenting Noteholders, severally and not jointly, represents and warrants to the Debtors and (ii) the Debtors, jointly and severally, represent and warrant to the Consenting Noteholders that the following statements, as applicable, are true, correct and complete as of the date hereof:

4.1	Power and Authority.

It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement, the Plan Term Sheet and the Plan.

4.2	Due Organization.

Any Party that is not a natural person is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and that it otherwise has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

4.3	Enforceability.

Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, and Section 8.7 hereof, this Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.4	No Consent or Approval.

Except as expressly provided in this Agreement, no consent or approval is required by any other entity in order for such Party to carry out the provisions of this Agreement.

4.5	Authorization.

The execution and delivery by such Party of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary action on its part.

4.6	Execution.

This Agreement has been duly executed and delivered by such Party.

4.7	Governmental Consents.

The execution, delivery and performance by such Party of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filings as (i) are identified in the Plan Term Sheet; (ii) may be necessary and/or required under the federal securities laws; and (iii) in connection with the commencement of the Chapter 11 Cases, the approval of the Disclosure Statement and entry of the Confirmation Order.

4.8	No Conflicts.

The execution, delivery and performance of this Agreement by such Party does not and shall not (a) violate any provision of law, rule or regulations applicable to it or, as applicable, any of its subsidiaries; (b) with respect to a Party that is not a natural person, violate its certificate of incorporation, bylaws or other organizational documents or those of any of its subsidiaries; or (c) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or, as applicable, any of its subsidiaries is a party, except to the extent such contractual obligation relates to the filing of a case under the Bankruptcy Code or any action taken in furtherance thereof or the solvency of the Debtors.

Section 5.	No Waiver of Participation and Preservation of Rights.

Except as expressly provided in this Agreement, nothing herein is intended to, does or shall be deemed in any manner to waive, limit, impair or restrict the ability of each of the Parties to protect and preserve its rights, remedies and interests, including, but not limited to, its Claims against any of the Debtors or its full participation in the Chapter 11 Cases. Without limiting the foregoing sentence in any way, if the transactions contemplated by this Agreement or otherwise set forth in the Plan are not consummated as provided herein, if a Termination Event occurs, or if this Agreement is otherwise terminated for any reason, the Parties each fully reserve any and all of their respective rights, remedies and interests and claims against the other Parties hereto.

Section 6.	Acknowledgement and Agreement.

(a)	This Agreement and the Plan Term Sheet and the transactions contemplated herein and therein are the product of negotiations between the Parties and their respective representatives. This Agreement is not and shall not be deemed to be a solicitation of votes for the acceptance of a plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. The Debtors will not solicit acceptances of the Plan from any Consenting Noteholder until the Consenting Noteholders have been provided with copies of a Disclosure Statement approved by the Bankruptcy Court. Each Party further acknowledges that no securities of any Debtor are being offered or sold hereby and that this Agreement does not constitute an offer to sell or a solicitation of an offer to buy any securities of any Debtor.

(b)	Subject to the terms and conditions set forth herein, the Parties agree to negotiate in good faith all of the documents and transactions described in the Plan Term Sheet and in this Agreement.

Section 7. Termination.

7.1	Termination Events.

The term “Termination Event,” wherever used in this Agreement, means any of the following events (whatever the reason for such Termination Event and whether it is voluntary or involuntary):

(a)	at 5:00 p.m. prevailing Eastern Time five (5) business days after the date of this Agreement, if this Agreement has not been executed by the holders of at least two-thirds (or a majority upon the consent of the Debtors) of the outstanding principal amount of Claims held by each of (i) the holders that hold the Holding Notes (the “Threshold Holding Noteholders”) and (ii) the holders that hold the IHC Second Lien Notes (the “Threshold Second Lien Noteholders”).

(b)	the Plan or any subsequent Plan filed by the Debtors with the Bankruptcy Court (or a Plan supported or endorsed by the Debtors) is not in a form and substance that is reasonably satisfactory to each of (i) the Requisite Holding Noteholders and (ii) the Requisite Second Lien Noteholders;

(c)	the Debtors shall not have (i) commenced the Chapter 11 Cases in the Bankruptcy Court on or prior to March 16, 2009, or (ii) filed the Plan and Disclosure Statement with the Bankruptcy Court on or prior to the Filing Date;

(d)	the Disclosure Statement is not approved on or before 60 days following the Filing Date, or such later date as may be mutually agreed upon by Group and by each of (i) the Requisite Holding Noteholders and (ii) the Requisite Second Lien Noteholders;

(e)	the Confirmation Order, in form and substance reasonably satisfactory to the Debtors and each of (i) the Requisite Holding Noteholders and (ii) the Requisite Second Lien Noteholders, confirming the Plan is not entered on or before 90 days following the Filing Date, or such later date as may be mutually agreed upon by Group and by each of (i) the Requisite Holding Noteholders and (ii) the Requisite Second Lien Noteholders;

(f)	the effective date of the Plan shall not have occurred on or before 120 days following the Filing Date, or such later date as may be mutually agreed upon by Group and by each of (i) the Requisite Holding Noteholders and (ii) the Requisite Second Lien Noteholders;

(g)	the Bankruptcy Court shall not have entered an interim order approving the use of cash collateral or otherwise approving the Debtors’ use of cash to fund the chapter 11 cases within 15 days of the Petition Date, or such later date as may be mutually agreed upon by Group and by each of (i) the Requisite Holding Noteholders and (ii) the Requisite Second Lien Noteholders;

(h)	any of the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code;

(i)	the Bankruptcy Court shall enter an order in any of the Chapter 11 Cases appointing (i) a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, (ii) a responsible officer or (iii) an examiner, in each case with enlarged powers relating to the operation of the business (powers beyond those set forth in subclauses (3) and (4) of Section 1106(a)) under Section 1106(b) of the Bankruptcy Code;

(j)	any of the Chapter 11 Cases are dismissed;

(k)	the Confirmation Order is reversed on appeal or vacated;

(l)	any Party has breached any material provision of this Agreement or the Plan Term Sheet and such breach has not been duly waived or cured in accordance with the terms hereof after a period of five (5) days following written notice to the breaching party;

(m)	any court or governmental authority shall enter a final, non-appealable judgment or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining the consummation of a material portion of the transactions contemplated hereby;

(n)	the Debtors shall withdraw the Plan or publicly announce their intention not to support the Plan, or propose a reorganization or plan under the Bankruptcy Code other than the Plan;

(o)	the Debtors inform the Consenting Noteholders in writing of their determination, under Section 2.2 hereof, that there is a sufficient risk of non-performance by the Debtors with respect to the financial obligations contemplated under the Plan such that the Plan contemplated by the Plan Term Sheet is no longer in the best interests of the Debtors’ estates;

(p)	the occurrence, prior to the Petition Date, of an “Event of Default” as defined in and under any indenture or other Note Documents governing the Notes, in each case, which is not waived pursuant to the terms of, or remains uncured for the applicable period under, the relevant indenture or other Note Documents;

(q)	the Debtors lose the exclusive right to file and solicit acceptances of a plan of reorganization;

(r)	any final definitive documents evidencing the Restructuring, or the transactions contemplated by the Plan Term Sheet (the “Definitive Documents”), including any modification or amendment thereof, provides for any terms that are not, in whole or in part, consistent in any material respect with all or any portion of the Plan Term Sheet and is not otherwise reasonably satisfactory in all respects to each of (i) the Requisite Holding Noteholders and (ii) the Requisite Second Lien Noteholders;

(s)	the Debtors file any motion or pleading with the Bankruptcy Court that is not consistent in any material respect with this Agreement or the Plan Term Sheet and such motion or pleading has not been withdrawn prior to the earlier of (i) two (2) business days of the Debtors receiving notice that such motion or pleading is inconsistent with this Agreement or the Plan Term Sheet and (ii) entry of an order of the Bankruptcy Court approving such motion;

(t)	the Bankruptcy Court grants relief that is inconsistent with this Agreement or the Plan Term Sheet in any material respect;

(u)	the commencement of an avoidance action affecting the rights of any Consenting Noteholder by the Debtors or the commencement of such an action by any other party; or

(v)	subject to the execution of an appropriate and otherwise reasonable confidentiality agreement, the failure by the Debtors to provide to the Consenting Noteholders and their advisors, including Stroock & Stroock & Lavan LLP, and Andrews Kurth LLP (i) reasonable access to the books and records of the Debtors and (ii) reasonable access to the respective management and advisors of the Debtors for the purposes of evaluating the Debtors’ respective business plans and participating in the plan process with respect to the Restructuring.

The foregoing Termination Events are intended solely for the benefit of the Debtors and the Consenting Noteholders; provided that neither the Debtors nor any Consenting Noteholder may seek to terminate this Agreement based upon a material breach or a failure of a condition (if any) in this Agreement arising out of its own actions or omissions. Upon a termination of this Agreement, the provisions of this Agreement (other than this Section 7.1) shall become null and void and have no further force or effect, and there shall be no continuing liability or obligation of any Party hereunder, except that no such termination shall relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination. If this Agreement has been terminated in accordance with this Section 7.1 at a time when permission of the Bankruptcy Court shall be required for a Consenting Noteholder to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, the Debtors shall not oppose any attempt by such Consenting Noteholder to change or withdraw (or cause to change or withdraw) such vote at such time.

7.2	Termination Event Procedures.

(a)	Upon the occurrence of a Termination Event pursuant to Section 7.1(b) hereof, either: (i) the Requisite Holding Noteholders and/or (ii) the Requisite Second Lien Noteholders shall have the right to terminate this Agreement and the Plan Term Sheet by giving written notice to the other Parties, only if the occurrence of the Termination Event has not been waived or cured after a period of five (5) days following written notice.

(b)	Upon the occurrence of a Termination Event pursuant to Section 7.1(l) hereof, either (i) the Debtors, (ii) the Requisite Holding Noteholders and/or (iii) the Requisite Second Lien Noteholders shall have the right to terminate this Agreement and the Plan Term Sheet, as to themselves, by giving written notice thereof to the other Parties.

(c)	Upon the occurrence of a Termination Event contemplated by clauses (h), (i), (j), (k), (m), (n) or (o) of Section 7.1 hereof, this Agreement and the Plan Term Sheet shall automatically terminate without further action.

(d)	Except as set forth in Sections 7.2(a), (b) and (c) hereof, upon the occurrence of a Termination Event, this Agreement and the Plan Term Sheet shall automatically terminate without further action unless no later than three (3) business days after the occurrence of any such Termination Event, the occurrence of such Termination Event is waived in writing by each of (i) the Requisite Holding Noteholders and (ii) the Requisite Second Lien Noteholders. The Parties hereby waive any requirement under section 362 of the Bankruptcy Code to lift the automatic stay thereunder (the “Automatic Stay”) in connection with giving any such notice (and agree not to object to any non-breaching Party seeking to lift the Automatic Stay in connection with giving any such notice, if necessary). Any such termination (or partial termination) of this Agreement shall not restrict the Parties’ rights and remedies for any breach of this Agreement by any Party, including, but not limited to, the reservation of rights set forth in Section 5 hereof.

If this Agreement terminates pursuant to the occurrence of a Termination Event as provided herein, with respect to either the Consenting Noteholders holding the Holding Notes or the Consenting Noteholders holding the IHC Second Lien Notes, the class of noteholders to which this Agreement has not terminated (either the Consenting Noteholders holding the Holding Notes or the Consenting Noteholders holding the IHC Second Lien Notes), can elect to terminate this Agreement as to themselves by delivering written notice to the Debtors within thirty (30) days of the occurrence of the Termination Event.

7.3	Consent to Termination.

In addition to the Termination Events set forth in Section 7.1 hereof, this Agreement may be terminated by mutual agreement of the Debtors and by each of (i) the Requisite Holding Noteholders and (ii) the Requisite Second Lien Noteholders.

Section 8. Miscellaneous Terms.

8.1	Binding Obligation; Assignment.

(a)

Binding Obligation. Subject to the provision of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is a legally valid and binding obligation of the Parties and their respective successors and assigns, other than a trustee or similar representative appointed in the Chapter 11 Cases, enforceable in accordance with its terms, and shall inure to the benefit of the Parties and their respective successors and assigns. Nothing in this Agreement, express or implied, shall give to any entity, other than the Parties and their respective successors and assigns, any benefit or any legal or equitable right, remedy or claim under this Agreement. The agreements, representations, warranties, covenants and obligations of the Consenting Noteholders contained in this Agreement are, in all respects, several and not joint.

(b)	Assignment. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other entity except as provided for herein.

8.2	Further Assurances.

The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties set forth in this Agreement.

8.3	Headings.

The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

8.4	Governing Law.

THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in either a state or federal court of competent jurisdiction in the State of New York (County of New York). By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the State of New York (County of New York), upon the commencement of the Chapter 11 Cases, each of the Parties hereto hereby agrees that, if the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

8.5	Complete Agreement, Interpretation and Modification.

(a)	Complete Agreement. This Agreement, the Plan Term Sheet and the other agreements, exhibits and other documents referenced herein and therein constitute the complete agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between or among the Parties with respect thereto, provided, however, that, to the extent not terminated or expired by its terms, each Confidentiality Agreement and each indenture and other Note Document shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms irrespective of the terms hereof.

(b)	Interpretation. This Agreement is the product of negotiation by and among the Parties. Any Party enforcing or interpreting this Agreement shall interpret it in a neutral manner. There shall be no presumption concerning whether to interpret this Agreement for or against any Party by reason of that Party having drafted this Agreement, or any portion thereof, or caused it or any portion thereof to be drafted.

(c)	Modification of this Agreement and the Plan Term Sheet. This Agreement, including any exhibits or supplements hereto, may not be modified, amended or supplemented and a Termination Event may not be waived except in a writing signed by the Debtors and by each of (i) the Requisite Holding Noteholders and (ii) the Requisite Second Lien Noteholders who are not then in breach hereof; provided, however, that any modification of, or amendment or supplement to, this Section 8.5(c) shall require the written consent of all of the Parties.

8.6	Execution of this Agreement;

This Agreement may be executed and delivered (by facsimile or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

8.7	Effectiveness.

This Agreement shall become effective and binding upon each of the Parties that have executed and delivered counterpart signature pages hereto, if and only if, this Agreement has been executed and delivered by the Threshold Holding Noteholders and the Threshold Second Lien Noteholders; provided, however, that signature pages executed by Consenting Noteholders shall be delivered to (a) other Consenting Noteholders in a redacted form that removes such Consenting Noteholders’ holdings of the Notes and (b) the Debtors and advisors to the Consenting Noteholders in an unredacted form.

8.8	Specific Performance.

The Parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the terms of this Agreement and, accordingly, the Parties hereto agree that each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

8.9	Settlement Discussions.

This Agreement and the Restructuring are part of a proposed settlement of a dispute among the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.

8.10	Survival.

Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning the Restructuring and in contemplation of the possible commencement of the Chapter 11 Cases by the Debtors. Accordingly, (i) the rights granted in this Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court, (ii) the exercise of such rights shall not violate the Automatic Stay provisions of the Bankruptcy Code and (iii) subject to their respective fiduciary out, each Party hereto hereby waives its right to assert a contrary position in the Chapter 11 Cases, if any, with respect to the foregoing.

8.11	Consideration.

The Debtors and each Consenting Noteholder hereby acknowledge that no consideration, other than that specifically described herein and in the Plan Term Sheet, shall be due or paid to the Consenting Noteholders for their agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement, other than the Debtors’ agreement to use commercially reasonable efforts to obtain approval of the Disclosure Statement and to seek to confirm the Plan in accordance with the terms and conditions of the Plan Term Sheet.

8.12	Disclosure.

Until the commencement of the Chapter 11 Cases, and subject to the terms of any Confidentiality Agreement, each of the Parties hereto (a) shall keep the terms and existence of this Agreement, including the Plan Term Sheet, confidential and (b) shall not, and shall cause its and its affiliates directors, officers, partners, members, employees, agents, advisors, fiduciaries and other representatives not to, without the prior written consent of the other Parties, disclose such information in any manner whatsoever, in whole or in part; provided, however, that the foregoing shall not prohibit any party from making any filings or other disclosures that may be necessary and/or required under the federal securities laws; and provided, further, that if such disclosure is so required by law or regulation, the Debtors shall afford the Consenting Noteholders a reasonable opportunity to review and comment upon any such announcement or disclosure prior to the Debtors making such announcement or disclosure. The foregoing shall not prohibit the Debtors from disclosing the approximate aggregate holdings of Notes held by the Consenting Noteholders (but not the identity of individual Consenting Noteholders and their holdings).

8.13	Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

(a)	If to the Debtors, to

Primus Telecommunications Group, Incorporated

7901 Jones Branch Drive, Suite 900

McLean, Virginia 22102

Facsimile: (703) 902-2814

Attn: John F. DePodesta

With copies to

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive, Suite 1900

Chicago, Illinois 60606

Facsimile: (312) 407-0411

Attn: George Panagakis

and

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071

Facsimile: (213) 687-5600

Attn: Casey Fleck

(b)	If to a Consenting Noteholder or a transferee thereof, to the addresses or facsimile numbers set forth below following the Consenting Noteholder’s signature (or as directed by any transferee thereof), as the case may be, with copies to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Facsimile: (212) 806-6006

Attn: Kristopher M. Hansen

and

Attn: Lori E. Kata

and

Andrews Kurth LLP

450 Lexington Avenue, 15th Floor

New York, NY 10017

Facsimile: (212) 850-2929

Attn: Paul N. Silverstein

and

Attn: Jonathan I. Levine

(c)	Any notice given by delivery, mail or courier shall be effective when received. Any notice given by facsimile shall be effective upon oral or machine confirmation of transmission.

8.14	Relationship Among Parties.

It is understood and agreed that no Consenting Noteholder has any duty of trust or confidence in any form with any other Consenting Noteholder, and, except as provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Noteholder may trade in the Notes or other debt or equity securities of the Debtors without the consent of the Debtors or any other Consenting Noteholder, subject to applicable securities laws and the terms of this Agreement and any Confidentiality Agreement (if applicable); provided further that no Consenting Noteholder shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Consenting Noteholders shall in any way affect or negate this understanding and agreement.

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the day and year first written above.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:
Name:
Title:

PRIMUS TELECOMMUNICATIONS HOLDING, INC.

By:
Name:
Title:

PRIMUS TELECOMMUNICATIONS IHC, INC.

By:
Name:
Title:

PRIMUS TELECOMMUNICATIONS INTERNATIONAL, INC.

By:
Name:
Title:

Accepted and agreed to by the

Consenting Noteholders (subject to the Addendum attached hereto) named below:

CONSENTING NOTEHOLDERS:

[NAME OF NOTEHOLDER]

By:
Name:
Title:

Address:

Telephone:

Facsimile:

Addendum. Application of this Agreement.

Notwithstanding anything to the contrary in this Agreement, this Agreement applies only to the Credit Trading Group of J.P. Morgan Securities Inc. (the “JPMSI Credit Trading Group”) in its capacity as a holder of the Notes and related Claims and the JPMSI Credit Trading Group’s position in the Notes and related Claims and, the term “Consenting Noteholder” means only the JPMSI Credit Trading Group and such business unit’s position in the Notes and related Claims and does not apply to (i) any Notes, related Claims, securities, loans, other obligations or any other interests in the Debtors that may be held, acquired or sold by, or any activities, services or businesses conducted or provided by, any other group or business unit within, or affiliate of, J.P. Morgan Securities Inc., (ii) any credit facilities to which JPMorgan Chase & Co. or any of its affiliates (other than the JPMSI Credit Trading Group) (“Morgan”) is a party in effect as of the date hereof, (iii) any new credit facility, amendment to an existing credit facility, or debt or equity securities offering involving Morgan, (iv) any direct or indirect principal activities undertaken by any Morgan entity engaged in the venture capital, private equity or mezzanine businesses, or portfolio companies in which they have investments, (v) any ordinary course sales and trading activity undertaken by employees who not a member of the deal team involved on a day to day basis in the discussions regarding the Restructuring, (vi) any Morgan entity or business engaged in providing private banking or investment management services or (vii) any Notes or related Claims that may be beneficially owned by non-affiliated clients of J.P. Morgan Securities Inc. Provided, further, that with respect to Section 4.8, JMPSI Credit Trading Group is only making such representation and warranty on its own business units’ behalf and not on the behalf of any affiliates or subsidiaries thereof.

EXHIBIT A

Claim	Principal Amount
5% Exchangeable Senior Notes due 2010	$
8% Senior Notes due 2014	$
14 1/4% Senior Secured Notes dues 2011	$

Held as Follows:

Amount/Security	Registered Holder	Custodian

EXHIBIT B

JOINDER

This Joinder to the Plan Support Agreement, dated as of March     , 2009, by and among Primus Telecommunications Holding, Inc. (“Holding”), Primus Telecommunications Group, Incorporated (“Group”), Primus Telecommunications IHC, Inc. (“IHC”), Primus Telecommunications International, Inc. (“PTII”) and the Consenting Noteholders signatory thereto (the “Agreement”), is executed and delivered by [                                        ] (the “Joining Party”) as of [                    ], 2009. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, attached to this Joinder as Annex I (as the same may be hereafter amended, restated or otherwise modified from time to time). The Joining Party shall hereafter be deemed to be a “Consenting Noteholder” and a “Party” for all purposes under the Agreement.

2. Representations and Warranties. With respect to the Notes set forth Annex II hereto (which Annex II shall remain confidential unless disclosure is required by court order or the Joining Party consents) and all related claims, rights and causes of action arising out of or in connection with or otherwise relating to such Notes, the Joining Party hereby makes the representations and warranties of the Consenting Noteholders set forth in the Agreement to each other Party to the Agreement.

3. Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

EXHIBIT C

Summary Of Principal Terms Of Proposed Plan Of Reorganization

(The “Plan Term Sheet”)

THE PLAN TERM SHEET AND SUMMARY IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. THIS OUTLINE IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO FED. R. EVID. 408 AND ANY SIMILAR RULE OF EVIDENCE. THE TRANSACTIONS DESCRIBED IN THIS OUTLINE ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, THE AGREEMENT OF THE CONSENTING NOTEHOLDERS, ENTRY INTO AN APPROPRIATE PLAN SUPPORT AGREEMENT, DEFINITIVE DOCUMENTATION, INCLUDING THE PLAN, APPROPRIATE DISCLOSURE MATERIAL AND RELATED DOCUMENTS.

Term	Description
Proposed Filing Entities	Primus Telecommunications Group, Incorporated, (the “Company” or “Group”), Primus Telecommunications Holding, Inc. (“Holding”), Primus Telecommunications IHC, Inc. (“IHC”), and Primus Telecommunications International, Inc. (“PTII”). To the extent necessary, the Company may determine to file the U.S. operating subsidiaries solely to cure bankruptcy-related defaults (including any defaults arising from a change of control of the Debtors as a result of the transactions consummated in the chapter 11 cases.

Plan Proponent	Group, Holding, IHC, and PTII as debtors and debtors-in-possession in jointly administered chapter 11 cases

Filing Venue	United States Bankruptcy Court for the District of Delaware

CLASSIFICATION, IMPAIRMENT, AND TREATMENT OF CLAIMS

Claims	Impairment	Treatment
Administrative Claims	N/A	All allowed administrative claims shall be paid in full in cash or upon such other terms as the Company and the holder thereof may agree.

Priority Tax Claims	N/A	To the extent applicable, all Priority Tax Claims shall be paid in full in cash over a term not longer than six years after the assessment.

Claims	Impairment	Treatment
Class 1 Holding Secured Term Loan	Unimpaired	The Holding Secured Term Loan shall be reinstated, provided that the terms of the reinstated Holding Secured Term Loan may be improved, subject to the consent of the Requisite Holding Noteholders and the Requisite Second Lien Noteholders, which consent shall not be unreasonably withheld; provided further that if the holders of the Holding Secured Term Loan contest this treatment, the Debtors reserve the right to impair such claims, subject to the consent of the Requisite Holding Noteholders and the Requisite Second Lien Noteholders, which consent shall not be unreasonably withheld.

Class 2 Other Priority Claims	Unimpaired	To the extent applicable, all Other Priority Claims shall be reinstated or paid in full in cash on the Effective Date.

Class 3 IHC Second Lien Notes	Impaired	Holders of IHC Second Lien Notes shall receive their (a) pro rata share of $123,471,201 of Second Lien Notes, subject to certain modifications described below, (b) pro rata share of 50% of Distributable New Equity[1] of Reorganized Group,[2] and (c) all reasonable fees, expenses and disbursements of their counsel, Andrews Kurth LLP (which shall be deemed a “Professional” in this Plan Term Sheet).

Class 4 Holding Notes (8% Notes, 5% Notes)	Impaired	Holders of Holding Notes shall receive their (a) pro rata share of 50% of Distributable New Equity of Reorganized Group, (b) pro rata share of Class 4 Warrants, with the terms described below, and (c) all reasonable fees, expenses and disbursements of their counsel, Stroock & Stroock & Lavan LLP (which shall be deemed a “Professional” in this Plan Term Sheet).

Class 5 Group Notes (Step Up Convertible Debentures, 3 3/4% Notes, 12 3 /4% Notes)	Impaired	Holders of Group Notes shall receive their pro rata share of Class 5 Warrants, with the terms described below.

Class 6 General Unsecured Claims	Unimpaired	General Unsecured Claims shall be unimpaired and paid in the ordinary course of business.

[1]

“Distributable New Equity” shall mean the New Equity of Reorganized Group reserved for distribution to holders of IHC Second Lien Notes and Holding Notes on account of their claims, and shall not include (i) the 4% of new equity of Reorganized Group for distribution to management through the management compensation plan (ii) the new equity of Reorganized Group for distribution to management through the exercise of any warrants distributed to management, (iii) the new equity of Reorganized Group to be issued on account of exercise of the warrants distributed to holders of Class 4 and Class 5 claims, and (iv) the new equity of Reorganized Group to be issued on account of exercise of the CVRs distributed to holders of Class 8 claims. Except for the 4% of new equity of Reorganized Group to be distributed to management as described in clause (i) of the immediately preceding sentence, no other shares of capital stock of Reoganized Group will be issued or outstanding on the effective date of the Plan.

[2]	“Reorganized Group” shall mean Group from and after the effective date of the Plan.

2

Claims	Impairment	Treatment
Class 7 Intercompany Claims	Unimpaired	Intercompany Claims shall be reinstated, as appropriate.

Class 8 Existing Common Stock	Impaired

Holders of Existing Common Stock shall receive their pro rata share of contingent value rights (“CVRs”) to receive up to approximately 15% of the Fully-diluted Equity Shares[3] of Reorganized Group after the Enterprise Value[4] of Reorganized Group, as determined semi-annually on predetermined dates (each a “Valuation Date”) in accordance with note 4 infra, until the shares underlying the CVRs are fully-distributed, reaches or exceeds $700 million, however, in no case shall the distribution of the shares underlying the CVRs lower the recovery for the IHC Second Lien Notes, Holding Notes or Group Notes to less than the recovery to each respective note prior to the distribution of the CVRs. All newly created equity value, once the Enterprise Value of Reorganized Group exceeds $700 million will be distributed pro-rata to the holders of CVRs until the aggregate of all equity distributed to the holders of CVRs equals 15% of the total equity of Reorganized Group. The CVRs will expire on the 10th anniversary of the effective date of the Plan, if not previously distributed. Once the conditions are met for the distribution of the shares underlying the CVRs, the shares underlying CVRs shall be deemed to be distributed without any payment or consideration.

The CVRs shall not entitle the holder thereof to vote or receive dividends or to be deemed the holder of capital stock or any other securities of Reorganized Group which may at any time be distributable thereunder for any purpose, nor shall the CVRs confer upon the holder thereof (in its capacity as a holder of the CVRs) any of the rights of a stockholder of Reorganized Group (including appraisal rights, any right to vote for the election of directors or upon any matter submitted to stockholders of Reorganized Group at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise).

Class 9 Interests in Holding and IHC Debtors	Unimpaired	The holders of interests in the Holding, IHC and PTII Debtors shall retain their interests in the Holding, IHC and PTII Debtors.

[3]

“Fully-diluted Equity Shares” shall mean all equity shares of Reorganized Group, including (i) Distributable New Equity, (ii) the new equity for distribution to management through the exercise of any warrants, (iii) the new equity to be issued on account of exercise of the warrants distributed to holders of Class 4 and Class 5 claims, and (iv) the new equity to be issued on account of exercise of the CVRs distributed to holders of Class 8 claims.

[4]

“Enterprise Value” shall mean, in the case where Reorganized Group’s common stock is listed on a national exchange, the market capitalization of Reorganized Group plus the face value of any funded debt, minority interest, capital leases and preferred stock of Reorganized Group and its subsidiaries less the value of any excess cash and cash equivalents of Reorganized Group and its subsidiaries. Otherwise, if the Reorganized Group’s common stock is not listed on a national exchange, the Enterprise Value will be determined by an independent valuation firm selected by Reorganized Group every six months beginning January 1, 2010 (with the cost of such independent valuation firm to be borne by Reorganized Group).

3

Claims	Impairment	Treatment
Class 10 Other Interests	Impaired	Other interests, options, warrants, call rights, puts, awards, or other agreements to acquire existing common stock in Group shall be canceled; the holders thereof will receive no distribution under the Plan and are deemed to reject the Plan.

4

MEANS FOR IMPLEMENTATION OF THE PLAN

Term	Description
Management Compensation

4% of the new equity of Reorganized Group shall be issued to senior management in the form of restricted stock units on temporal and performance-based vesting terms to be mutually agreed upon by the Debtors, Requisite Holding Noteholders (as defined in the Plan Support Agreement to which this Plan Term Sheet is attached), and the Requisite Second Lien Noteholders (as defined in the Plan Support Agreement to which this Plan Term Sheet is attached) and set forth on an exhibit to the Plan.

Warrants equal to 6% of the sum of the Distributable New Equity of Reorganized Group plus the 4% of new equity of Reorganized Group for distribution to management through the management compensation plan. Such warrants shall be non-transferable subject to anti-dilution protections (including (i) adjustments for stock splits, stock dividends, recapitalizations and similar events, and (ii) weighted-average adjustments for issuances of equity and equity-linked securities at prices below the Fair Market Value[5] of Reorganized Group’s common stock (it being understood that for purposes of determining the price at which any such equity or equity-linked securities are issued, any customary underwriting discounts and commissions, liquidity discounts reasonably determined in good faith by the board, placement fees or other similar expenses incurred by Reorganized Group in connection with the issuance thereof shall not be taken into account)). The exercise price of each such warrant shall be equal to the per share price of New Equity in Reorganized Group upon the effective date of the Plan, which will be the grant date of the warrants, based on the Reorganized Group entities having an aggregate Enterprise Value of $375 million. Such warrants will have a 10 year term and may be exercised, at the option of the holder, on a cashless basis at such time as the per share equity value equals or exceeds 150% of the exercise price, as determined in accordance with note 4 infra. Upon exercise of a warrant on a cashless basis, the holder will be entitled to receive the number of shares equal to the difference between the value of the New Equity of Reorganized Group and the exercise price. The warrants shall be distributed and vest on terms to be mutually agreed upon by the Debtors, Requisite Holding Noteholders, and the Requisite Second Lien Noteholders and set forth on an exhibit to the Plan.

The compensation, cash bonus targets, and severance policies shall remain those that were effective as of December 31, 2008, subject to the continued approval of the New Board (as defined below).

Board of Directors	There will be an initial board of directors of Reorganized Group (the “New Board”), which will consist of 5 directors, consisting of: (a) the current CEO of Group, (b) the current Executive Vice President of Group, (c) one member appointed by the holders of the Class 4 Claims, (d) one member appointed by the holders of the Class 3 Claims, and (e) one member jointly appointed by the holders of the Class 3 Claims and the Class 4 Claims, after consultation with the Debtors.

[5]

“Fair Market Value” shall mean, as of any date of determination, (a) in the case where Reorganized Group’s common stock is listed on a national exchange, the volume weighted average price for sales of the common stock, as reported by Bloomberg, L.P., for the period of ten (10) consecutive trading days ending on such date of determination and (b) in the case where Reorganized Group’s common stock is not listed on a national exchange, as may be reasonably determined by the New Board in good faith.

5

Term	Description
Certificate Of Incorporation	Reorganized Group will adopt revised by-laws and a revised certificate of incorporation.

Terms of Reinstated IHC Second Lien Notes	$123,471,201 principal amount of IHC Second Lien Notes to be reinstated with no changes to the indenture or Intercreditor Agreement governing the IHC Second Lien Notes; provided, however, that the indenture governing the IHC Second Lien Notes shall be modified as reflected in the supplemental indenture attached as an exhibit hereto.

Public Listing	Upon the effective date of the Plan, Existing Common Stock of Reorganized Group shall be deregistered and the new common stock of Reorganized Group shall not be registered; provided, however, that the New Board of Reorganized Group shall take all actions necessary for the new common stock of Reorganized Group to be quoted on the OTCBB (the “Pink Sheets”), including complying with all applicable requirements of the Pink Sheets with respect to non-reporting companies; provided, further, that the New Board of Reorganized Group may consider seeking a public listing on a national exchange for the new common stock of Reorganized Group.

6

Term	Description
Terms Of Class 4 Warrants (warrants for Holding Notes)

The following three series of Class 4 Warrants shall be issued on the effective date of the plan of reorganization, pro rata, to holders of Class 4 Claims;

a) Warrants to receive up to 10% of the sum of the Distributable New Equity of Reorganized Group plus the 4% of new equity of Reorganized Group for distribution to management through the management compensation plan with a strike price equivalent to the per share price of New Equity in Reorganized Group upon the effective date of the Plan, which will be the grant date of the warrants, based on the Reorganized Group entities having an aggregate Enterprise Value of $375 million.

b) Warrants to receive up to 10% of the sum of the Distributable New Equity of Reorganized Group plus the 4% of new equity of Reorganized Group for distribution to management through the management compensation plan with a strike price equivalent to the per share price of New Equity in Reorganized Group upon the effective date of the Plan, which will be the grant date of the warrants, based on the Reorganized Group entities having an aggregate Enterprise Value of $425 million.

c) Warrants to receive up to 10% of the sum of the Distributable New Equity of Reorganized Group plus the 4% of new equity of Reorganized Group for distribution to management through the management compensation plan with a strike price equivalent to the per share price of New Equity in Reorganized Group upon the effective date of the Plan, which will be the grant date of the warrants, based on the Reorganized Group entities having an aggregate Enterprise Value of $475 million.

The Class 4 Warrants shall be detachable, subject to anti-dilution protections (including (i) adjustments for stock splits, stock dividends, recapitalizations and similar events, and (ii) weighted-average adjustments for issuances of equity and equity-linked securities at prices below the Fair Market Value of Reorganized Group’s common stock (it being understood that for purposes of determining the price at which any such equity or equity-linked securities are issued, any customary underwriting discounts and commissions, liquidity discounts reasonably determined in good faith by the board, placement fees or other similar expenses incurred by Reorganized Group in connection with the issuance thereof shall not be taken into account)), and may be exercised, at the option of the holder, on a cashless basis (x) at such time as the per share equity value equals or exceeds 150% of the exercise price, as determined in accordance with note 4 infra or (y) upon a change of control or registration of securities. Upon exercise of the Class 4 Warrants on a cashless basis, the holder will be entitled to receive the number of shares equal to the difference between the value of the New Equity of Reorganized Group and the exercise price.

The Class 4 Warrants shall expire on the 5th anniversary of the effective date of the Plan, if not previously exercised. The Class 4 Warrants may be exercised from time to time, in whole or in part, until the expiration thereof.

7

Term	Description
Terms Of Class 5 Warrants (warrants for Group Notes)

The following Class 5 Warrants shall be issued on the effective date of the plan of reorganization, pro rata, to holders of Class 5 Claims;

Warrants to receive up to 15% of the sum of the Distributable New Equity of Reorganized Group plus the 4% of new equity of Reorganized Group for distribution to management through the management compensation plan with a strike price equivalent to the per share price of New Equity in Reorganized Group upon the effective date of the Plan, which will be the grant date of the warrants, based on the Reorganized Group entities having an aggregate Enterprise Value of $550 million.

The Class 5 Warrants shall be detachable, subject to anti-dilution protections (including (i) adjustments for stock splits, stock dividends, recapitalizations and similar events, and (ii) weighted-average adjustments for issuances of equity and equity-linked securities at prices below the Fair Market Value of Reorganized Group’s common stock (it being understood that for purposes of determining the price at which any such equity or equity-linked securities are issued, any customary underwriting discounts and commissions, liquidity discounts reasonably determined in good faith by the board, placement fees or other similar expenses incurred by Reorganized Group in connection with the issuance thereof shall not be taken into account)), and may be exercised, at the option of the holder, on a cashless basis (x) at such time as the per share equity value equals or exceeds 150% of the exercise price, as determined in accordance with note 4 infra or (y) upon a change of control or registration of securities. Upon exercise of the Class 5 Warrants on a cashless basis, the holder will be entitled to receive the number of shares equal to the difference between the value of the New Equity of Reorganized Group and the exercise price.

The Class 5 Warrants shall expire on the 5th anniversary of the effective date of the Plan, if not previously exercised. The Class 5 Warrants may be exercised from time to time, in whole or in part, until the expiration thereof.

UNEXPIRED LEASES AND EXECUTORY CONTRACTS

Term	Description
Assumed And Rejected Contracts	Unless otherwise provided in the Plan or listed on an exhibit to the Plan, all executory contracts and unexpired leases as to which any of the Debtors is a party shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date of the Plan.

Cure Payments For Executory Contracts And Unexpired Leases	Any party to an Executory Contract or Unexpired Lease that wishes to assert that Cure is required as a condition to assumption shall file a proposed cure claim within forty-five days after entry of the Confirmation Order, after which the Debtors shall have forty-five days to file any objections thereto.

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ALLOWANCE AND PAYMENT OF ADMINISTRATIVE CLAIMS

Term	Description
Professional Claims	Subject to the Holdback Amount, on the Effective Date, the Debtors or Reorganized Debtors shall pay all amounts owing to Professionals for all outstanding amounts payable relating to prior periods through the Effective Date in accordance with section 1129(a)(4) of the Bankruptcy Code. In order to receive payment on the Effective Date for unbilled fees and expenses incurred through the Confirmation Date, the Professionals shall estimate fees and expenses due for periods that have not been billed as of the Confirmation Date and shall deliver such estimate to the Debtors and the United States Trustee.

Section 503 Claims	Any Person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court on or before the 45th day after the Effective Date (the “503 Deadline”), and serve such application on counsel for the Debtors, and the Statutory Committees and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement. As set forth above in the Sections entitled “Class 3 IHC Second Lien Notes” and “Class 4 Holding Notes,” Andrews Kurth LLP and Stroock & Stroock & Lavan LLP shall be treated as Professionals under the terms of this Plan Term Sheet; provided, however, that Reorganized Group will support any applications of each of Andrews Kurth LLP on behalf of the ad hoc group of holders of IHC Second Lien Notes, and Stroock & Stroock & Lavan LLP on behalf of the ad hoc group of holders of Holding Notes, for allowance and payment of fees and expenses incurred pursuant to section 503(b) of the Bankruptcy Code.

Other Administrative Claims	All other requests for payment of an Administrative Claim must be filed, in substantially the form of the Administrative Claim Request Form attached as an exhibit to the Plan, with the Claims Agent and served on counsel for the Debtors no later than 45 days after the Effective Date.

RELEASES AND RELATED PROVISIONS

Term	Description
Released Parties	“Released Parties” means, collectively, (i) all officers of each of the Debtors, all members of the boards of directors of each of the Debtors, and all employees of each of the Debtors, in each case in such respective capacities, as of the date of the commencement of the hearing on the Disclosure Statement, (ii) all noteholders party to the Plan Support Agreement to which this Plan Term Sheet is attached, (iii) all Professionals, (iv) the Indenture Trustees, and (v) with respect to each of the above-named Persons, and only in their aforementioned capacities, such Person’s affiliates, principals, employees, agents, officers, directors, representatives, financial advisors, attorneys, and other professionals, in their capacities as such.

Release By Debtors	Full customary releases

Release By Holders Of Claims And Interests	Full customary releases

Exculpation And Limitation of Liability	Customary exculpation provision

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Term	Description
Indemnitee	“Indemnitee” means all present and former directors, officers, employees, agents, or representatives of the Debtors who are entitled to assert Indemnification Rights.

Indemnification Rights	“Indemnification Rights” means obligations of the Debtors, if any, to indemnify, reimburse, advance, or contribute to the losses, liabilities, or expenses of an Indemnitee pursuant to the Debtor’s certificate of incorporation, bylaws, policy of providing employee indemnification, applicable law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee’s service with, for, or on behalf of the Debtors.

Continuing Indemnification Rights	“Continuing Indemnification Rights” means those Indemnification Rights held by any Indemnitee who is a Released Party and serves as a director, officer, or employee (or in any similar capacity) of the Debtors as of the date of the commencement of the hearing on the Disclosure Statement, together with any Indemnification Rights held by any Indemnitee on account of events occurring on or after the Petition Date.

Indemnification Obligations	Customary indemnification rights

OTHER KEY PROVISIONS

Conditions to Confirmation

(i) No Termination Event (as defined in the Plan Support Agreement to which this Plan Term Sheet is attached) has terminated the Plan Support Agreement.

(ii) The Disclosure Statement has been approved.

(iii) The Bankruptcy Court shall have entered an order confirming the Plan, which order shall be in form and substance reasonably satisfactory to the Debtors and the Requisite Holding Noteholders and the Requisite Second Lien Noteholders.

Conditions to Effectiveness	The Plan shall contain such conditions to effectiveness of the Plan customary in plans of reorganization of this type, which shall be in form and substance reasonably satisfactory to the Debtors and the Requisite Holding Noteholders and the Requisite Second Lien Noteholders.

Investor Rights	Usual and customary investor rights.

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